Exhibit 10.3

CEDAR FAIR, L.P. AMENDED AND RESTATED

2000 SENIOR EXECUTIVE MANAGEMENT INCENTIVE PLAN

Amended and Restated: July 18, 2007

1.	PURPOSE

The purpose of the Cedar Fair, L.P. Amended and Restated 2000 Senior Executive Management Incentive Plan (“Plan”) is to provide certain employees of Cedar Fair, L.P. (the “Company”), and its Affiliates and its general partner, Cedar Fair Management, Inc., with incentive compensation based on the achievement of financial, business, and other performance criteria. To achieve this purpose, the Plan provides for the authority to grant Cash Incentive Awards.

2.	DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means an employer with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, including, without limitation, Magnum Management Corporation.

(b) “Award Target” has the meaning given to it in Section 6.

(c) “Board” means the Board of Directors of Cedar Fair Management, Inc.

(d) “Cash Incentive Award” has the meaning given to it in Section 6.

(e) “CFMI” means Cedar Fair Management, Inc.

(f) “Change in Control” means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company that constitutes a “change in control” under Section 409A of the Code (applied by analogy as if the Company were a corporation).

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means the Compensation Committee of the Board, or any other committee or designee of the Board that the Board authorizes to administer the Plan.

(i) “Company” means Cedar Fair, L.P., a Delaware limited partnership.

(j) “Company Performance Measures” has the meaning given to it in Section 6.

(k) “Exchange Act” means the Securities Exchange Act of 1934, and any law that supersedes or replaces it, as amended from time to time.

(l) “Participant” means any person to whom a Cash Incentive Award has been granted under the Plan.

(m) “Plan” means the Cedar Fair, L.P. Amended and Restated 2000 Senior Executive Management Incentive Plan, as amended from time to time.

(n) “Retirement” means a Separation from Service on or after attainment of age 62.

(o) “Schedule A” means Schedule A of the Plan, which provides for deferrals of Cash Incentive Awards.

(p) “Section 409A” means Section 409A of the Code, and the April 10, 2007, final regulations issued thereunder.

(q) “Separation from Service” means the termination of employment of an employee with the Company and all Affiliates and, if applicable, CFMI; provided, however, that an approved leave of absence shall not be considered a termination of employment if the leave does not exceed six (6) months or, if longer, so long as the employee’s right to reemployment is provided either by statute or by contract. Whether an employee has incurred a Separation from Service shall be determined in accordance with Section 409A, including, without limitation, the rules applicable to spin-offs and sales of assets.

(r) “Specified Employee” means a “specified employee” within the meaning of Section 409A.

3.	ELIGIBILITY:

All key employees of the Company, its Affiliates, and CFMI that are designated or selected by the Committee pursuant to Section 4 hereof shall be eligible to receive Cash Incentive Awards.

4.	ADMINISTRATION:

(a) Committee. Subject to Section 4(b), the Plan will be administered by the Committee. The Committee will, subject to the terms of the Plan, have the authority to: (i) designate or select the eligible employees of the Company and its Affiliates who will receive Cash Incentive Awards, (ii) determine the Cash Incentive Awards to be granted, (iii) determine the terms, conditions, performance periods (which may be a full fiscal year or a longer or shorter period of time), and restrictions applicable to the Cash Incentive Awards, (iv) prescribe the forms of any notices, agreements, or other instruments relating to the Cash Incentive Awards, (vi) grant the Cash Incentive Awards, (vi) adopt, alter, and repeal rules governing the Plan, (viii) interpret the terms and provisions of the Plan and any Cash Incentive Awards granted under the Plan, and (ix) otherwise supervise the administration of the Plan. All decisions by the Committee will be made with the approval of not less than a majority of its members.

(b) Delegation. The Committee may delegate any of its authority to any other person or persons that it deems appropriate.

(c) Decisions Final. All decisions by the Committee, and by any other person or persons to whom the Committee has delegated authority, will be final and binding on all persons.

(d) Expenses. The expenses of the administration of the Plan shall be borne by the Company, its Affiliates, and CFMI.

5.	ADJUSTMENT OF CASH INCENTIVE AWARDS:

In its sole discretion, the Committee may, but is not required to, make an adjustment in a Participant’s Cash Incentive Award to take into account: (i) acquisitions and investments closed or completed during the applicable performance period that were not already taken into account in the Participant’s Cash Incentive Award for such period; (ii) the effect of any major change in accounting principles during the applicable performance period; and/or (iii) the effect of any major reorganization within the Company or any Affiliate during the applicable performance period.

6.	CASH INCENTIVE AWARD:

A Cash Incentive Award is payable in cash at the time specified by the Committee pursuant to Section 7 and is contingent upon the achievement of performance measures established by the Committee for the Participant. Each Participant to whom a Cash Incentive Award is granted is paid a base salary designed to be competitive in the marketplace, with the salary level determined by the Committee. The target amount of the Cash Incentive Award for each Participant shall be a percentage of the Participant’s base salary for the performance period, subject to adjustment as provided in this Section 6 (the “Award Target”), as determined by the Committee, in the range of fifty percent (50%) to one hundred percent (100%) of a Participant’s base salary.

Prior to the commencement of the performance period, the Committee shall determine and set forth in writing (a) the length of the performance period and (b) reasonable performance measures (with such multiple levels of performance and such relative weights as the Committee may determine and which may or may not be readily quantifiable) for the performance period for each Participant in the Plan, which may be the same as or different from the performance measures established by the Committee for other Participants and may include individual performance measures that are specific to that Participant and/or performance measures determined on a Company, Affiliate, business unit, management function or other basis, in such combination as the Committee determines to be reasonable under the circumstances.

A performance period may be equal to, more than, or less than a full fiscal year of the Company, but in no event less than one fiscal quarter. The individual Participant’s actual Cash Incentive Award amount for the applicable performance period will be determined by the extent to which the Participant’s individual performance measures are achieved for the applicable performance period, as adjusted to reflect the relative weights determined by the Committee for the respective performance measures. In its discretion based on factors it deems relevant, the Committee may adjust a Participant’s actual Cash Incentive Award payout for a performance period up or down from the payout the Participant would receive based on achievement of performance measures, but, except as provided in the next paragraph of this Section 6, in no event may any upward adjustment result in a Cash Incentive Award in excess of the Award Target.

Notwithstanding the foregoing, if the performance measures applicable to a Participant for the applicable performance period are achieved at a level greater than that which, subject to the Committee’s discretion in adjusting Cash Incentive Awards as provided in the immediately preceding sentence, would entitle the Participant to receive a Cash Incentive Award at the Award Target, the Committee, in its discretion based on factors it deems relevant, may increase the Participant’s Cash Incentive Award for the applicable performance period to an amount not in excess of one hundred fifty percent (150%) of the Award Target. In addition, and notwithstanding any other provisions of this Section 6, (x) no amounts shall be payable under the Plan to a Participant if none of the Participant’s performance measures for the applicable performance period are met and (y) the aggregate amount of all Cash Incentive Awards paid for the applicable performance period shall not exceed the limits, if any, imposed on the payment of cash bonuses under the Company’s Third Amended and Restated Agreement of Limited Partnership, as heretofore or hereafter amended or restated.

7.	PAYMENT AND DEFERRAL OF CASH INCENTIVE AWARD:

(a) Payment. Except as provided in Section 9, a Cash Incentive Award for a particular performance period shall be paid in a lump sum at a time specified before the beginning of the performance period as follows:

(i)	If the performance period consists of one calendar quarter that is the first, second, or third calendar quarter but not the fourth calendar quarter, the payment date shall be a date within the ninety- (90-) day period that begins on the first day immediately following the end of such calendar quarter;

(ii)	If the performance period consists of one calendar quarter that is the fourth calendar quarter, the payment date shall be a date within the period January 1 to March 15 of the immediately following calendar year;

(iii)	If the performance period consists of two or three consecutive calendar quarters that include the first, second, or third calendar quarters but not the fourth calendar quarter, the payment date shall be a date within the ninety- (90-) day period that begins on the first day immediately following the end of such calendar quarter;

(iv)	If the performance period consists of two or three consecutive calendar quarters that include the fourth calendar quarter, the payment date shall be a date or dates within the period January 1 to March 15 of the immediately following calendar year;

(v)	If the performance period consists of a calendar year, the payment date shall be a date or dates within the period January 1 to March 15 of the immediately following calendar year;

(vi)	If the performance period consists of more than one calendar year, the payment date shall be the applicable date based upon the final quarter of the performance period as provided in (a)(i) through (v) above.

In no event shall any payment be made in a calendar year other than the calendar year as provided in Section 7(a)(i) through (vi) above, and in no event shall any payment date be advanced by more than thirty (30) days prior to the specified payment date.

(b) Deferral. Notwithstanding the foregoing payment dates, the Committee may permit Participants to defer the payment of some or all of their Cash Incentive Awards in accordance with the requirements of Schedule A of the Plan.

8.	TAXES ASSOCIATED WITH CASH INCENTIVE AWARD:

The Company or Affiliate or CFMI (or any agent of the Company or Affiliate or CFMI) shall report all income required to be reported, and withhold from any payment under the Plan the amount of withholding taxes due, in the opinion of the Company or Affiliate or CFMI, in respect of such income or payment and shall take any other action as may be necessary, in the opinion of the Company or Affiliate or CFMI, to satisfy all obligations for the reporting of such income and payment of such taxes. The Company, the Board, the Committee, any Affiliate, CFMI, or any delegatee shall not be held liable for any taxes, penalties, interest, or other monetary amounts owed by a Participant or other person, including any taxes, penalties, and/or interest under Section 409A, as a result of the payment or deferral of any amounts under the Plan or as a result of the Committee’s administration of the Plan.

9.	TERMINATION OF EMPLOYMENT:

(a) If a Participant incurs a Retirement before the end of a performance period, his Cash Incentive Award shall be prorated; provided that:

(i)	Payment is made no earlier than in the normal course in accordance with Section 7; and

(ii)	In the event a Participant is a Specified Employee at the time the Participant incurs a Retirement, no payments hereunder shall be made prior to the first day that is six (6) months after the date of his Retirement; provided that this Section 9(a) shall be effective only to the extent that such payment would constitute “nonqualified deferred compensation” under Section 409A. Any Cash Incentive Award subject to the “specified employee” six- (6-) month delay and otherwise payable under this Section 9(a) shall be paid at the later of (x) within the first five (5) business days after the expiration of such six- (6-) month delay (provided that if such five- (5-) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the taxable year of payment), or (y) the time specified in accordance with Section 7.

(b) If a Participant incurs a Separation from Service because of death, his Cash Incentive Award shall be prorated and paid within ninety (90) days following the Participant’s death; provided that where the ninety- (90-) day period begins in one calendar year and ends in another calendar year, neither the estate nor any beneficiary of the Participant shall have a right to designate the taxable year of payment.

(c) Except as provided in Sections 9(a) and 9(b), Participants who incur a Separation from Service shall forfeit their entire Cash Incentive Award, unless the Committee determines irrevocably by December 31 of the calendar year immediately preceding the calendar year that contains the first quarter of a performance period that payments will be prorated and paid upon Separation from Service for any reason.

10.	TERMINATION OF CASH INCENTIVE AWARDS UNDER CERTAIN CONDITIONS:

A Participant shall forfeit any unpaid Cash Incentive Award, as well as any unpaid awards deferred under Schedule A, if the Committee determines that the Participant, without the prior written consent of the Company, has engaged in any of the following activities:

(a) Rendering services to an organization, or engaging in a business, that is, in the sole judgment of the Committee, in competition with the Company or any Affiliate, or

(b) Disclosing to anyone outside of the Company or any Affiliate, or using for any purpose other than the Company’s or an Affiliate’s business, any material confidential information or material relating to the Company or any Affiliate, whether acquired by the Participant during or after employment with the Company and/or any Affiliate.

The Committee may, in its discretion and as a condition to the payment of a Cash Incentive Award, require a Participant to acknowledge in writing that he or she has not engaged in any activities referred to in Section 10(a) and (b) above.

11.	CHANGE IN CONTROL:

In the event of a Change in Control, all Cash Incentive Awards will be deemed to have been earned as if the target achieved were one hundred percent (100%). Any Cash Incentive Award shall be paid to all Participants who were employed on the effective date of the Change in Control within thirty (30) days following the Change in Control; provided that if the thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall not have a right to designate the taxable year of payment.

12.	AMENDMENT OR SUSPENSION OF THE PLAN:

The Board may amend or suspend the Plan at any time; provided that no such amendment or suspension shall cause the payment of any Cash Incentive Award to be accelerated or delayed except as permitted under Section 409A.

13.	NO TRUST:

Neither the Plan nor any Cash Incentive Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any

Affiliate and any Participant. To the extent that the Participant acquires a right to receive payments from the Company or an Affiliate in respect of any Cash Incentive Award (whether or not deferred under Schedule A), such rights shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

14.	NONASSIGNABILITY:

Prior to payment, no Cash Incentive Award (whether or not deferred under Schedule A) may be transferred or assigned by the Participant to whom it is granted other than by will, pursuant to the laws of descent and distribution, or pursuant to a qualified domestic relations order. A Cash Incentive Award granted under the Plan may be paid, during the Participant’s lifetime, only to the Participant or the Participant’s guardian or legal representative or the alternate payee under a qualified domestic relations order.

15.	GOVERNING LAW:

The interpretation, validity, and enforcement of the Plan will be governed by the law of the State of Delaware.

16.	RIGHTS OF EMPLOYEES:

Nothing in the Plan will confer upon any Participant the right to continued employment by the Company, any of its Affiliates, or CFMI or limit in any way the Company’s, an Affiliate’s, or CFMI’s right to terminate any Participant’s employment at will.

17.	EFFECTIVE AND TERMINATION DATES:

(a) Effective Date. Originally effective on the date it was approved by the Board, but with effect from January 1, 2000, the Plan, as amended and restated for Section 409A, is effective June 20, 2007.

(b) Termination Date. The Plan will continue in effect until terminated by the Board; provided, however, that such termination shall be in compliance with Section 409A.

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SCHEDULE A

TO THE

CEDAR FAIR, L.P. AMENDED AND RESTATED

2000 SENIOR EXECUTIVE MANAGEMENT INCENTIVE PLAN

If the Committee so determines in compliance with Section 409A, Participants may elect to defer their Cash Incentive Award pursuant to this Schedule A.

A.1. Definitions

(a) “Performance-Based Compensation” means compensation that is not equity-based compensation, and the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months. Performance criteria shall be established in writing not later than ninety (90) days after the commencement of the period of service to which the criteria relate; provided that the outcome is substantially uncertain at the time the criteria are established. Compensation shall not be Performance-Based Compensation if any amount or portion will be paid regardless of performance or if the outcome is based upon a level of performance that is substantially certain to be met at the time the criteria are established.

A.2. Deferral Elections

A Participant’s election to defer shall be made pursuant to a written or electronic form and shall specify the percentage of Cash Incentive Award being deferred in accordance with Section A.4 and the time and form of payment in accordance with Section A.6. The deferral election, including the election of the time and form of payment, shall be irrevocable as of the dates specified in Section A.3. Pursuant to Section A.6, a Participant may make a subsequent election to delay payment and change the form of payment of a deferral.

A.3. Timing of Deferral Elections

(a) Cash Incentive Award That Is Not Performance-Based Compensation. In the case of a Cash Incentive Award that is not Performance-Based Compensation, a Participant may, not later than the December 31 immediately preceding the calendar year in which the performance period for the Cash Incentive Award begins, elect to defer all or a portion of the Cash Incentive Award. Such election shall be irrevocable as of the end of each December 31 with respect to a Cash Incentive Award payable for services to be performed in the immediately following calendar year (or such longer period related to the Cash Incentive Award) for which an election has been made.

(b) Cash Incentive Award That Is Performance-Based Compensation. In the case of a Cash Incentive Award that is Performance-Based Compensation, a Participant may, not later than six (6) months before the end of the performance period, elect to defer all or a portion of the Cash Incentive Award; (i) provided that the Participant has continuously performed services from the later of the beginning of the performance period or the date the performance criteria are established through the date the election is made and (ii) provided further that in no event shall such election be made after such compensation has become readily ascertainable.

(c) First Year of Eligibility. In the first year in which an employee becomes eligible to participate in the Plan (taking into consideration eligibility under all other nonqualified elective account balance plans of the Company and any Affiliate that are required to be aggregated with the Plan under Section 409A in determining whether such year is in fact the first year of eligibility (within the meaning of Treasury Regulation Section 1.409A-2(a)(7)(ii)) under a “plan” that includes the Plan), such employee may make an initial deferral election within thirty (30) days of becoming first eligible with respect to that portion of his Cash Incentive Award attributable to services to be performed subsequent to the election and ending on the last day of the performance period. Such an election shall be irrevocable.

A.4. Amount of Deferrals

(a) Participation for Entire Performance Period. The amount to be deferred shall be irrevocably specified in the Participant’s deferral election form as a percentage of the Cash Incentive Award. In the case of participation for the full performance period, the minimum amount that can be deferred from any type of Compensation for a Plan Year shall be ten percent (10%), and the maximum percentage shall be one hundred percent (100%).

(b) Participation for Less Than Full Performance Period. If a Participant has participated for less than the full performance period and is permitted to make a deferral election under Section A.3(c):

(i)	The minimum deferral shall be limited and calculated as follows: the total Cash Incentive Award for the performance period shall be multiplied by the ratio of (A) the number of days remaining in the performance period as of the date the Participant submits an election form to the Committee over (B) the total number of days in the performance period, and that amount shall be multiplied by the minimum percentage set forth in (a) above; and

(ii)	The maximum deferral shall be limited and calculated as follows: the total Cash Incentive Award for the performance period shall be multiplied by the ratio of (A) the number of days remaining in the performance period as of the date the Participant submits an election form to the Committee over (B) the total number of days in the performance period, and that amount shall be multiplied by the maximum percentage set forth in (a) above.

A.5. Establishment of Accounts.

(a) Background. In order to comply with the requirements of Section 409A and to facilitate administration of nonqualified deferrals thereunder, the deferred accounts under the Plan have been bifurcated effective January 1, 2005.

Committee deferral procedures, as in effect on October 3, 2004 (“Frozen Procedures”), have been frozen and shall not be modified except as permitted under Section 409A so as to preserve the grandfathered status of deferrals and related earnings thereunder. Deferrals retained under the Frozen Procedures shall be those Cash Incentive Awards earned and vested as of December 31, 2004, as well as income attributable to such grandfathered awards.

Cash Incentive Awards earned or vested after December 31, 2004, including those for 2005, 2006, and 2007, although technically deferred under the Frozen Procedures, have been made and administered in good faith in accordance with the requirements of Section 409A. Such non-grandfathered deferrals of Cash Incentive Awards and related earnings have been transferred to, and have become part of, accounts under this Schedule A.

(b) Establishment of Accounts. Beginning with the performance period beginning on or after January 1, 2005, there shall be established for each Participant who deferred or defers a Cash Incentive Award an account under this Schedule A (“Account”). An Account shall also be established for any Participant with undistributed deferrals under the Frozen Procedures that are not eligible for grandfathered treatment under Section 409A.

Deferred Awards attributable to a Participant’s deferral elections shall be allocated to the Participant’s Account at the time that such Award would otherwise have been paid had no election to defer been made.

In addition, the Account of a Participant, as well as any Participant or former Participant in the Frozen Procedures, shall be credited with (i) that portion, if any, of his undistributed account balance under the Frozen Procedures not eligible for grandfathered treatment under Section 409A, and (ii) deferrals for calendar years 2005, 2006, and 2007, which were made and administered in good faith in accordance with the requirements of Section 409A, and corresponding debits shall be made to the applicable account balance under the Frozen Procedures.

To facilitate the operation of this Schedule A, the Committee may direct the establishment and maintenance of sub-accounts within a Participant’s Account (for example, a sub-account for transfers of amounts from the Frozen Procedures). Accounts shall continue to be maintained until paid out pursuant to the terms of this Schedule A.

(c) Deemed Investments. The Committee, in its discretion, may specify certain investments, including one or more investment options under a qualified plan maintained by the Company or an Affiliate, and may invest amounts deferred under the Plan in such investments (collectively, the “investment options”) at their then current fair market value. The Committee is not obligated to make these or any other particular investment options available or, if made available at any one time, to continue to make them available. All investments shall at all times continue to be a part of the Company’s or Affiliate’s or CFMI’s general assets for all purposes. A Participant will have no rights as a shareholder, including voting rights, with respect to the investment options representing his Account.

If the Committee makes any investment options available to Participants, each Participant may be permitted to direct how his Account is invested among the investment options at the time deferral elections are made. The Committee may also allow Participants to change or reallocate investment options for their Accounts, from time to time. If applicable, the Committee will deem a Participant’s Accounts to be invested in accordance with the Participant’s directions as soon as practicable after the Committee has deemed such amount to have been earned. Any deemed purchases shall be at the then current fair market value.

(d) Earnings and/or Losses. At least once each calendar year while a Participant has a credit balance in his Account, the Committee shall credit Accounts with earnings and/or losses, if any, for the period since the last such crediting and determine the value of each Participant’s Account at such time. The earnings and/or losses may either be credited on the basis of the earnings and/or losses allocable to the Participant’s directed portion of the investment options, if any, or a predetermined reasonable interest rate, as specified by the Committee prior to the applicable calendar year. The Committee also reserves the right to adjust the earnings (or losses) credited to Accounts and to determine the value of Accounts as of any date to reflect the Company’s and/or Affiliate’s and/or CFMI’s tax and other costs of providing the Plan.

A.6. Time and Form of Payment

(a) Cash Payment Only. Any amounts payable under the Plan will be made solely in cash and not in the form of any other property or securities, notwithstanding any investment option hereunder.

(b) Payment upon Separation from Service

(i)	Participants Who are Not Specified Employees. A Participant who is not a Specified Employee shall be eligible to receive payment of his Account in one lump-sum payment or in installments following his Separation from Service, as specified in his deferral election pursuant to Section A.3. Installments shall be calculated by dividing the Participant’s Account balance as of the end of the month in which his Separation from Service occurs (and as of the date of each subsequent installment payment) by the number of installments remaining to be paid.

(ii)

Participants Who Are Specified Employees. A Participant who is a Specified Employee shall be eligible to receive payment of his Account in one lump-sum payment on the first day of the seventh (7th) month following his Separation from Service or in installments beginning on the first day of the seventh (7th) month following his Separation from Service, as specified in his deferral election pursuant to Section A.3. Annual installments shall be calculated by dividing the Participant’s Account balance as of the end of the fifth month following the month in which his Separation from Service occurs (and as of the date of each subsequent installment payment) by the number of installments remaining to be paid. Installments for the first six months shall be accumulated and paid with the installment for the seventh month. Other installments shall be paid in accordance with the Participant’s deferral election.

(c) Specified Time. In accordance with a Committee-approved form that complies with Section 409A, a Participant may elect to receive payment of his Account in a single-sum payment or in substantially equal installments at a specified time that is nondiscretionary and objectively determinable at the time the deferral is elected.

(d) Payment upon Death. If a Participant dies while or before receiving payments of his Account, the Committee shall pay his designated beneficiary or beneficiaries any remaining payments of his Account in one lump-sum payment within ninety (90) days following the Participant’s death; provided that where the ninety- (90-) day period begins in one calendar year and ends in another calendar year, neither the estate nor any beneficiary of the Participant shall have a right to designate the taxable year of payment.

The Committee shall provide Participants with the form for designating a beneficiary or beneficiaries. A Participant may change his beneficiary designation at any time (without the prior consent of any prior beneficiary) by executing a revised beneficiary designation form and delivering it to the Committee before his death. If no beneficiary is designated, or if the designated beneficiary predeceases the Participant or cannot be located, any death benefits shall be paid to the Participant’s estate.

(e) Payment upon Change in Control. Notwithstanding any provision of this Schedule A to the contrary, upon a Change in Control, the Committee shall direct that the Accounts of Participants under the Plan shall be paid to Participants within thirty (30) days following the Change in Control; provided that where the thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the taxable year of payment.

(f) Section 409A Violation. If this Schedule A fails to meet the requirements of Section 409A with respect to a Participant, the Committee shall distribute the amount required to be included in such Participant’s gross income as a result of such failure within thirty (30) days of the Committee’s determination of such compliance failure; provided that where the thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the taxable year of payment.

(g) Subsequent Elections. A Participant may, to the extent permitted by the Committee, elect to delay payment or to change the form of payment elected if all the following conditions are met:

(i)	Such election will not take effect until at least twelve (12) months after the date on which the election is made; and

(ii)	The payment with respect to which such election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise be made; and

(iii)	Any election for a “specified time (or pursuant to a fixed schedule)” within the meaning of Section 409A(a)(2)(A)(iv) of the Code, may not be made less than twelve (12) months prior to the date of the first scheduled payment.

For purposes of this Section A.6(g), installment payments shall be treated as a single payment.

(h) No Acceleration. Except as permitted under Section 409A, no acceleration of the time or form of payment of a Participant’s Account shall be permitted.

A.7. Claims Procedures

Generally benefits shall be paid under this Schedule A without the necessity of filing a claim. A Participant, beneficiary, or other person who believes he is entitled to a benefit under Schedule A (hereinafter referred to as the “Claimant”) may file a written claim with the Committee. A claim must state with specificity the determination desired by the Claimant.

The Committee shall consider the Claimant’s claim within a reasonable time, but no later than ninety (90) days of receipt of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, the Committee shall notify the Claimant in writing of the extension before the end of the initial ninety (90)-day period and the written notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to make a decision. The extension of time shall not exceed ninety (90) days from the end of the initial ninety (90)-day period.

The Committee shall notify the Claimant (in writing or electronically) that a determination has been made and that the claim is either allowed in full or denied in whole or in part. If the claim is denied in whole or in part, the Committee shall notify (in writing or electronically) such Claimant or an authorized representative of the Claimant, as applicable, of any adverse benefit determination within ninety (90) days of receipt of the claim. Any adverse benefit determination notice shall describe the specific reason or reasons for the denial, refer to the specific Plan provisions on which the determination was based, describe any additional material or information necessary for the Claimant to perfect his claim and explain why that material or information is necessary, describe the Plan’s review procedures and the time limits applicable to those procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a denial upon review. If the notification is made electronically, it must comply with applicable Department of Labor Regulations.

Upon receipt of an adverse benefit determination, a Claimant may, within sixty (60) days after receiving notification of that determination, submit a written request asking the Board to review the Claimant’s claim. Each Claimant, when making his request for review of his adverse benefit determination, shall have the opportunity to submit written comments, documents, records, and any other information relating to the claim for benefits. Each Claimant shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such Claimant’s claim for benefits. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, regardless of whether the information was submitted or considered in the initial benefit determination. If a Claimant does not submit his request for review in writing within the sixty (60)-day period described above, his claim shall be deemed to have been conclusively determined for all purposes of the Plan and the adverse benefit determination will be deemed to be correct.

If the Claimant submits in writing a request for review of the adverse benefit determination within the sixty (60)-day period described above, the Board (or its designee) shall notify (in writing or electronically) him of its determination on review within a reasonable period of time but not later than sixty (60) days from the date of receipt of his request for review, unless the Board (or its designee) determines that special circumstances require an extension of time. If the Board (or its designee) determines that an extension of time for processing a Claimant’s request for review is required, the Board (or its designee) shall notify him in writing before the end of the initial sixty (60)-day period and inform him of the special circumstances requiring an extension of time and the date by which the Board (or its designee) expects to render its determination on review. The extension of time will not exceed sixty (60) days from the end of the initial sixty (60)-day period.

If the Board (or its designee) confirms the adverse benefit determination upon review, the notification will describe the specific reason or reasons for the adverse determination, refer to the specific Plan provisions on which the benefit determination is based, include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim and include a statement describing the Claimant’s right to bring an action under ERISA Section 502(a), and any other required information under applicable Department of Labor Regulations. The claims procedure described above shall be administered in a manner not inconsistent with ERISA Section 503 and applicable Department of Labor Regulations.

A Claimant’s compliance with the foregoing claims procedures shall be a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

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